UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

On June 25 2019, Platts published the following article, which includes certain statements by Toby Z. Rice:

Toby Rice stresses technology, capital discipline as his vision for EQT’s future

By Jim Magill

  Dissident shareholders hope to gain control of company after July 10 vote

  Proxy battle pits ex-Rice Energy leaders against current EQT management

Former EQT executive and current dissident shareholder Toby Rice said Tuesday that he would use large-scale well development strategy, digital technology and improved logistics to enhance the producer’s financial and operational performance if his team is successful in taking control of EQT’s board at its annual shareholder meeting next month.

“It’s incredibly important for EQT to transform from being the highest cost operator to be the lower cost operator,” in the Appalachian Basin, Rice, the former president of Rice Energy, said in an interview.

Rice and his brother, Derek, are leading a group of dissident shareholders who contend that EQT, the largest US natural gas producer, has failed to capitalize on its merger with Rice Energy, which closed in November 2017. The Rice team has nominated a slate of seven candidates, including Toby Rice and Daniel Rice, to run for the EQT board, which is up for election July 10.

In a foray in the increasingly contentious proxy battle the Rice team recently released a 188-page slide presentation that is critical of EQT’s current management and outlines the dissidents’ goals for the future.

“With EQT’s plan, even if they achieve all their goals, they will still be the highest cost operator in the basin,” Rice said. “They will not be able to generate any free cash flow and achieve their level targets under their current cost structure.”

Rice outlined his team’s 100-day plan to transform EQT into a highly automated producer capable of driving down well costs and achieving increased production from its vast Appalachian Basin assets.

“Our ultimate focus of our plan is to enable large-scale development projects. EQT has a world-class asset base. They have a contiguous leasehold that was created through the merger with Rice Energy,” he said.

Rice said that by drilling multiple extended-length lateral wells within a concentrated footprint, and making better use of the available midstream infrastructure, the Rice team-led company could reduce its drilling cost for a Marcellus well from EQT’s current level of $1,095 per foot to $735, increasing the company’s capital efficiency.

LATERAL LENGTHS ARE THE KEY

“Lateral lengths are the key to improving economics by lowering per-foot well costs,” Rice said. “We feel like you need to have lateral lengths of over 10,000 feet to get the economies of scale.”

With 15,000 feet as the upper limit for laterals, “there are going to be opportunities for us to drill some laterals a little bit shorter and some laterals a little bit longer,” he said. “The key driver is setting up a development plan to maximize value extraction of our leasehold position.”

Rice also called for the creation at EQT of “a digital work environment,” allowing the producer to operate its wells and other assets remotely. Using advanced digital technology will “allow us to connect our employees and connect our employees to our assets,” he said.

As it has developed over the past several months, the proxy battle between the Rice team and EQT management has become unusually bitter and personal. In a statement Friday, EQT said “Toby Rice has a track record of mismanagement,” and said he was “not qualified to serve in a leadership position or on the board of a large and established organization.”

However, in a letter Tuesday, John F. McCartney, one of the Rice team’s nominees for the EQT board, defended the leader of the dissidents.

“I have seen first-hand how his disciplined approach to operations and capital allocation can drive value, McCartney wrote. “I have no doubt that Toby would be an excellent CEO for EQT and that shareholders and employees alike would benefit greatly from his leadership.”

Speaking at a petrochemicals conference in Pittsburgh last week, former EQT CEO Steven Schlotterbeck said he was eager to see EQT’s board add new members with significant upstream experience. However, he stopped short of endorsing either slate of candidates for EQT’s board of directors.